DOCUMENT SECURITY SYSTEMS, INC.

200 CANAL VIEW BOULEVARD

SUITE 300

ROCHESTER, NEW YORK 14623

July 31, 2018

Personal & Confidential

Robert Bzdick

325 Dunes Blvd

Naples, Fl. 34110

Dear Mr. Bzdick:

As mutually agreed, your employment with Document Security Systems, Inc. and Premier Packaging Corporation (collectively, the “Company”) will end as of the close of business on August 1, 2018 (the “Separation Date”).

We mutually agree to void your remaining Employment Agreement, as amended, and replace same with this Noncompete Agreement, as set forth below. This letter describes the terms of the “Noncompete Agreement”. Please read it carefully. You should also feel free to have your attorney review this document prior to signing it. Should you choose not to sign this Agreement, your last day of active employment with the Company will still be August 1, 2018, and you will receive no additional benefits beyond your last pay check.

All of your employment-related benefits will end on your separation date or on the last day of the month in which you are separated. You will be separately advised of your COBRA rights in future correspondence following the separation date.

Signing this Agreement is your acknowledgement that you have received or will receive, consideration from the Company to which you were not otherwise entitled, and you acknowledge the receipt and sufficiency of this consideration by signing the Agreement.

1.	Last Paycheck. You will receive your regular wages and employment-related benefits through the Separation Date, which will be paid in accordance with the Company’s customary payroll cycle. You will receive this payment whether or not you chose to sign this Agreement. Also, Company shall pay you the pro-rata contractual performance bonus amount accrued and earned by you through the Separation Date, less applicable deductions and withholdings. You confirm and agree that upon receipt of this payment, you have received from the Company all compensation and other amounts due or accrued through the Separation Date.

1

2.	NONCOMPETE TERMS AND CONDITIONS.

(a)	The Company shall pay you a total of Three Hundred Four Thousand Dollars ($304,000.00) as consideration for the non-competition and non-solicitation restrictive covenants contained in Paragraph 6 below. This noncompete payment will be paid to you on a monthly basis commencing on the date that is seven (7) days following your execution and delivery of this Agreement to Company. Delivery shall be completed upon deposit with a reputable overnight delivery service (charges prepaid), or certified United States mail, postage prepaid return receipt requested, or personal delivery to Document Security Services, Inc., Attn: Philip Jones, 200 Canal View Blvd, Suite 300, Rochester, New York 14623, and on or before the first Friday of every month thereafter, for a total of 19 equal payments of $16,000. The Company will issue you an IRS Form 1099 for each tax year covered by this benefit.

(b)	The Company shall continue to pay the cost of your health and dental and vision insurance coverage for nineteen (19) months or while you remain enrolled in and entitled to Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage or until you are eligible for such benefits from a new employer, whichever is shorter. This benefit will be paid on a monthly basis on or before the first Friday of each month. As a condition precedent to receiving this benefit, you agree and acknowledge that you must properly and timely complete and return the required COBRA enrollment forms. The Company will issue you an IRS Form 1099 for each tax year covered by this benefit.

(c)	The Company makes no representations to you regarding the taxability and/or tax implications of these payments. The Company shall have no responsibility or liability for any federal, state or local taxes that may be owed by you in connection with the payments made pursuant to this Agreement. You agree and acknowledge that you shall assume full responsibility and shall be solely liable for all taxes, penalties and interest individually owed by you with respect to any payments made pursuant to this Agreement.

The source of all payments made pursuant to this Agreement shall be Premier Packaging Corporation. If Premier Packaging Corporation is sold by the parent company prior to the full satisfaction of this Agreement by the Company, then all remaining payments due hereunder shall be paid in one lump sum upon closure of such sale.

2

You and Company specifically acknowledge that you would not be entitled to the payments described above in the absence of this Noncompete Agreement. You hereby acknowledge that the payments by Company will be made to you as consideration for the promises made by you in this Noncompete Agreement.

You specifically acknowledge that, among other remedies, Company is entitled to cease all payments under this Agreement and recoup all payments previously made in the event that you revoke, violate or breach this Agreement, or discontinue any promised act. In the event that you breach this Agreement by bringing suit or filing a claim with an administrative agency, then you must, as a condition precedent, repay to Company in cash all of the consideration received by you pursuant to this Agreement. In any such matter, you also agree to pay all damages suffered by Company, including but not limited to Company’s attorneys’ fees.

3.	Confidential Information and Company Property. You agree that you have never, and will not at any time after the date hereof: (i) use any business information of Company, including client lists, marketing plans, and financial information (“Confidential Information”), for your own benefit or for the benefit of any person or entity; (ii) disclose to any other person or entity any Confidential Information; (iii) remove from any Company premises or make copies of any Confidential Information, in any form. You agree to promptly return to Company all copies in your possession of any Confidential Information, in any form. You will not at any time assert any rights in or with respect to any Confidential Information.

You agree to promptly return to Company all documents, data, files, records, computer software, passwords, access codes and related documentation, notebooks, bulletins, manuals or other information pertaining to Company’s business and agree not to keep photocopies.

You hereby acknowledge and agree that the prohibitions against disclosure of the Confidential Information set forth herein are in addition to, and not in lieu of, any rights or remedies which Company may have available by agreement or at law or in equity to prevent the disclosure of trade secrets. The enforcement by Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or in equity absent this Agreement.

Pursuant to the federal Defend Trade Secrets Act, you are advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3

4.	Unemployment. As further consideration for your execution of this Agreement, Company agrees not to contest any application for unemployment insurance benefits you may make. However, the Company is required to provide truthful information to the New York State Department of Labor (the “DOL”) in response to any such application and the DOL determines your eligibility for unemployment insurance benefits.

5.	Non-Disparagement. The parties mutually agree to refrain from making any statement, including to any person now or hereafter employed by or affiliated with Company, whether oral or written, which disparages the Company and/or any of its owners, management, employees, consultants, directors, products or services, or likewise disparages Mr. Bzdick.

6.	Non-Competition Covenant / Non-Solicitation Covenant. As a further condition of Company entering into this Noncompete Agreement and providing the benefits described in Paragraph 2, above, you agree to comply with and abide by, for 24 months from the effective date hereof, the non-competition and non-solicitation covenants set forth in the Employment Agreement between you and Company, dated February 12, 2010, and Amendment No. 1 to Employment Agreement, dated October 1, 2012, both of which are hereby incorporated by reference into this Agreement as though fully set forth herein.

7.	Neutral Reference. In the event Company is contacted by a prospective employer regarding the details of your employment with Company, Company agrees to only confirm your dates of employment and the title of the position you held.

8.	No Admission. This Agreement shall not, in any way, be construed as an admission by either party that it has acted wrongfully with respect to the other party or that either party has any rights whatsoever against the other party except as specified herein.

9.	Agreement Confidential. You represent that you have kept and that you shall keep the terms and existence of this Agreement completely confidential and that you have not disclosed and will not disclose any information concerning this Agreement or its existence to anyone other than your accountant and/or attorney and/or immediate family members or as may otherwise be required by law. If required by law, the Company shall be permitted to publicly disclose the terms hereof to the extent necessary to satisfy its obligations under applicable federal and state laws, rules or regulations pertaining to publicly traded companies.

4

10.	Release of All Claims. As a material inducement to Company to enter into this Agreement and in consideration for the above, you agree to forever release, acquit and discharge Company and any affiliated firms, companies and their employees, representatives, attorneys, benefit plans and plan fiduciaries, partners, predecessors, successors and assigns, from and against any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and all claims for attorneys’ fees, costs and disbursements, which you now have, own or hold or claim to have, own or hold or which you owned or claimed to have, owned or held, (except for those arising after the date that this Agreement is executed). The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to your employment with Company, including your separation from employment.

You specifically agree that you are fully and forever giving up all of your legal rights and claims against Company, whether or not presently known to you, that are based on events occurring before you sign this Agreement. You agree that the legal rights and claims you are waiving include all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1866 and 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Rehabilitation Act, Americans with Disabilities Act (“ADA”), the Genetic Information Nondiscrimination Act, the Equal Pay Act, the New York State Human Rights Law, the Florida Civil Rights Act, the Florida Whistleblower Act and any similar federal, state or local statute, rule, regulation, ordinance or common law. You specifically agree that you are releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, criminal background status, disability, genetic predisposition or carrier status and any other legally protected categories.

You also agree that the legal rights and claims you are giving up include rights under, as amended, the Family and Medical Leave Act of 1993 (“FMLA”), the New York Paid Family Leave Law, the Employee Retirement Income Security Act (“ERISA”), the federal Worker Adjustment and Retraining Notification Act, the New York Worker Adjustment and Retraining Notification Act, the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law, the Florida Minimum Wage Act, and any similar federal, state or local statute, rule, regulation, ordinance or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims, such as breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation, breach of express or implied duties or violation of public policy or policies, practices or procedures of Company. You agree that you are giving up and forever releasing any right you may have to attorneys’ fees for any of the rights and claims described in this Paragraph 10.

5

You understand that the claims you are releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall constitute a waiver of any claims against Company that arise after the date you sign this Agreement or the right to file an administrative charge with a governmental agency or participate in an administrative or court investigation, hearing or proceeding, or any other right that cannot be waived as a matter of law. However, you agree to waive and release your right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed.

The Company releases you from and against charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expense arising from acts that fall within your scope of employment, known or unknown, suspected or unsuspected and all claims for attorneys’ fees, costs and disbursements, which it now has, owns or holds or claims to have, own or hold or which it owned or claimed to have, owned or held (except for those arising after the date that this Noncompete Agreement is executed).

This Release of all Claims does not affect either party’s rights as expressly created by this Agreement and does not limit either party’s ability to enforce this Agreement or to challenge the enforceability of this Agreement.

11.	Damages/Breach.

If you are found by a Court to have violated this Agreement, including the terms of paragraphs 3, 5, 6, 9 and 10, you will be responsible to Company for all damages it sustain. In an action for breach of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees from the opposing party.

6

If you breach the terms of this Agreement, Company is free to cease any or all of its obligations under this Agreement.

You agree to return to Company all sums paid pursuant to or in furtherance of this Agreement in the event of a breach by you of the representations, covenants or agreements contained herein. This remedy shall be in addition to and not in substitution of any and all rights or remedies which Company may otherwise have against you for breach of the representations, covenants or agreements contained herein.

12.	Construction. This Agreement shall be governed and construed in accordance with the laws of the State of New York. This Agreement shall be construed accordingly to its fair meaning, the language used shall be deemed the language chosen by the parties to express their mutual intent, and no presumption or rule of strict construction will be applied against any party. Any suit brought relating to this Agreement or to your employment must be brought in the federal or state court located in the County of Monroe, State of New York.

13.	Return of Company Property. You warrant that you have returned or will return by your last day of active employment all Company issued property in your possession, including but not limited to, data of any type whatsoever that has been in your possession or control, electronic devices (i.e., cellphones, laptops, tablets, etc.), credit cards, keys, pass cards and badges.

14.	Knowing and Voluntary. You expressly warrant that you have read and fully understand this Agreement; that you have been advised to and have had an opportunity to consult with any attorney before signing it. You and Company acknowledge that this Agreement is voluntary and that no one is making or forcing either party to enter into it.

15.	Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties and supersedes any and all prior understandings or agreements, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement. No modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party sought to be charged with that modification or waiver.

7

16.	Partial Unenforceability. If any portion of this Agreement shall be found unenforceable, that shall not affect the enforceability of the remainder of the Agreement.

17.	Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.	Time to Consider/Revoke. You have up to twenty-one (21) calendar days from the date you first received this Agreement to accept the terms by signing and dating it in the space designated below and returning a signed copy to me. You may sign and return this Agreement any time before the end of the 21-day period, but you are not required to do so and may take the entire 21-day period to consider whether you wish to accept. You agree that any amendments made to this Agreement, whether material or immaterial, made after the date you first received it will not re-start the 21-day period.

You shall have an additional seven (7) calendar days to revoke your acceptance of this Agreement. If you do not revoke your acceptance, then the 8th day after the date of your signature will be the “Effective Date” of the Agreement and you may not thereafter revoke it. To revoke this Agreement, you agree to send written notice to: Document Security Services, Inc., Attn: Philip Jones, 200 Canal View Blvd Suite 300, Rochester, New York 14623. You may personally deliver the notice, or you may mail it. If sent by mail, the revocation notice must be postmarked within the seven (7) calendar day period and sent by certified mail, return receipt requested. You acknowledge and agree that if you exercise your right to revoke this Agreement, your termination of employment will nevertheless have occurred on the separation date, you will not be entitled to the separation benefits set forth in this Agreement, and you will immediately return to the Company any of such benefits you have already received.

We wish you the very best in your future endeavors.

Very truly yours,

Date: July 31, 2018	By:	/s/ Jeffrey Ronaldi
	Name:	Jeffrey Ronaldi
	Title:	CEO

8

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF MY CHOICE, I UNDERSTAND ITS TERMS AND I VOLUNTARILY AGREE TO THEM.

Date: July 31, 2018	/s/ Robert Bzdick
Robert Bzdick

9